EXHIBIT 11

                           STATEMENT RE COMPUTATION OF
                               PER SHARE EARNINGS

                                 MEDTRONIC, INC.
                                   (Unaudited)
                                 (in thousands)


                                     Three months ended       Six months ended
                                     ------------------       ----------------
                                      Oct. 31,  Nov. 1,      Oct. 31,  Nov. 1,
                                       1997      1996          1997     1996
                                      -------   -------      -------   -------
           PRIMARY
-------------------------------
Shares outstanding:
 Weighted average outstanding         468,810   479,484      468,598   479,181
 Share equivalents (1)(2)               7,840     9,152        7,425     8,851
                                      -------   -------      -------   -------
    Adjusted shares outstanding (2)   476,650   488,636      476,023   488,032
                                      =======   =======      =======   =======


        FULLY DILUTED
-------------------------------
Shares outstanding:
  Weighted average outstanding        468,810   479,484      468,598   479,181
  Share equivalents (1)(2)              8,071     9,830        7,680     9,830
                                      -------   -------      -------   -------
    Adjusted shares outstanding (2)   476,881   489,314      476,278   489,011
                                      =======   =======      =======   =======



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(1)      Share equivalents consist primarily of nonqualified stock options.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.